EXHIBIT 99.1

Discovery Labs Announces Organizational Change and Enhanced
Expertise in Neonatology

Warrington, PA – October 30, 2014 – Discovery Laboratories, Inc. (NASDAQ: DSCO), a specialty biotechnology company dedicated to advancing a new standard in respiratory critical care, today announced organizational changes to the development leadership team and a special advisory appointment to augment the company’s expertise in neonatology and aerosolized drug delivery.

Steven G. Simonson, M.D., has been appointed Senior Vice President and Chief Development Officer, with responsibility for research, clinical development, aerosol device development, regulatory affairs, and patient safety / pharmacovigilance. Dr. Simonson joined Discovery Labs in May 2014 as Vice President, Clinical Development, and brings to Discovery Labs over 25 years of medical practice and pharmaceutical industry clinical trial experience with a significant focus in pulmonary critical care and developing respiratory drugs. Dr. Simonson spent 18 years in the life science industry with AstraZeneca Pharmaceuticals LP, Agennix Inc., and Covance in senior medical and clinical leadership roles. He received his medical degree from the Medical College of Wisconsin, and his Masters of Health Sciences degree from the Duke University School of Medicine. At the Duke University Medical Center, he completed a residency and fellowship and held faculty appointments in the division of Pulmonary and Critical Care Medicine.

The company also announced the appointment of Jan Mazela, M.D., Ph.D. as Special Medical and Scientific Advisor – Neonatology. Dr. Mazela is a pediatrician and neonatologist, a global key opinion leader in neonatology, and an expert in the application of aerosolization technology to neonatal medicine. He currently serves as Medical Director in the Department of Neonatology and Infectious Diseases at Poznan University of Medical Sciences in Poznan, Poland. Dr. Mazela received his medical degree from the University of Medical Sciences in Poznan, Poland, and completed his fellowship in Neonatology at the University of Illinois at Chicago. He received his Ph.D. in epidemiology in an initiative called the NeoCare Project focused on monitoring quality of neonatal care for the World Health Organization. Dr. Mazela has participated as an investigator in a number of clinical studies of new drugs for use in preterm infants (including SURFAXIN® (lucinactant) Intratracheal Suspension). He is the author or co-author of numerous peer reviewed publications and routinely a key speaker at scientific symposia and conferences.

“I believe that we have an outstanding medical team with the depth of expertise and experience required to advance SURFAXIN and our AEROSURF® development program, and to further the development of our pipeline of KL4 surfactant-based products for respiratory critical care,” commented John Cooper, Discovery Labs’ President and Chief Executive Officer.
“Dr. Simonson’s medical expertise in pulmonary critical care and clinical experience in developing respiratory drugs are essential skills for Discovery Labs. Further, we are excited to leverage Dr. Mazela’s passion for technical innovation in addressing the needs of neonates, including his significant experience with SURFAXIN and expertise in the field of aerosolized surfactant delivery for newborns.”

As part of the organizational changes, Russell G. Clayton, D.O., Discovery Labs’ Senior Vice President, Research and Development will be leaving the company by mutual agreement in December 2014 to pursue other interests. He will serve in an advisory role to the company through the planned AEROSURF phase 2 program.

Mr. Cooper continued, "On behalf of the company, I would like to thank Dr. Clayton for his many years of commitment and invaluable contributions to our company, including his leadership in gaining FDA approval of SURFAXIN and advancing the AEROSURF development program. Rusty has played an integral part in our evolution and I am pleased he will remain an advisor to support important development matters going forward.”

ABOUT DISCOVERY LABS
Discovery Laboratories, Inc. is a specialty biotechnology company focused on advancing a new standard in respiratory critical care.  Discovery Labs’ technology platform includes its novel proprietary KL4 surfactant, a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant, and its proprietary drug delivery technologies being developed to enable efficient delivery of aerosolized KL4 surfactant.  Discovery Labs’ strategy is initially focused on neonatology and improving the management of respiratory distress syndrome (RDS) in premature infants.  Discovery Labs believes that its RDS product portfolio, including AEROSURF®, if approved, has the potential to become the new standard of care for RDS and, over time, enable the treatment of a significantly greater number of premature infants who could benefit from surfactant therapy but are currently not treated.  SURFAXIN® (lucinactant) Intratracheal Suspension, Discovery Labs’ first KL4 surfactant-based product, is the only available synthetic alternative to animal-derived surfactants approved by the U.S. Food and Drug Administration (FDA).  Full prescribing information can be found at http:///www.surfaxin.com.

For more information, please visit the company’s website at www.Discoverylabs.com.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, they are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often include words such as "will," "intends," "plans," "believes" and words and terms of similar substance.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties, including those affecting Discovery Labs’ ability successfully to complete its development programs and realize the potential benefits of its RDS product portfolio, are described in Discovery Labs’ filings with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.  Any forward-looking statement in this release speaks only as of the date on which it is made.  Discovery Labs assumes no obligation to update or revise any forward-looking statements.

Contact Information:
Will Roberts, Vice President, Investor Relations and Corporate Communications: 215.488.9489 or wroberts@discoverylabs.com